(LOGO)

                   NATIONAL HEALTH REALTY, INC.

          NOTICE OF FIRST ANNUAL MEETING OF STOCKHOLDERS

                          April 26, 1999

To the Stockholders:

     The First Annual Meeting of the Stockholders (the "Meeting") of National Health Realty, Inc. (the "Company") will be held at City Center, 14th Floor, 100 Vine Street, Murfreesboro, Tennessee on Monday, April 26, 1999, at 5:30 p.m. C.D.T., for the following purposes:

     1.   To re-elect two directors;

     2. To ratify the selection of Arthur Andersen LLP as independent accountants for the year ending December 31, 1999;
and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The nominees for re-election as directors are Ernest G.
Burgess, III and W. Andrew Adams. They currently serve as directors of the Company.

     The Board of Directors has fixed the close of business on Friday, January, 29, 1999, as the record date for the determination of stockholders who are entitled to notice of and to vote at the Annual Meeting of the Stockholders or any adjournments thereof.

     We encourage you to attend the Meeting. Whether you are able to attend or not, we urge you to indicate your vote on the enclosed proxy card FOR the re-election of Messrs. Burgess and Adams as directors and FOR ratification of the selection of Arthur Andersen LLP as independent accountants for the year ending December 31, 1999. Please sign, date, and return the proxy card promptly in the enclosed envelope. If you attend the Meeting, you may vote in person even if you have previously mailed a proxy card.

                         By Order of the Board of Directors

                         Richard F. LaRoche, Jr.
March 1, 1999            Secretary
Murfreesboro, Tennessee




                  NATIONAL HEALTH REALTY, INC.
                        100 Vine Street
                 Murfreesboro, Tennessee 37130
                   -------------------------
                        PROXY STATEMENT
                   -------------------------

              FIRST ANNUAL MEETING OF STOCKHOLDERS

                         April 26, 1999

     The accompanying proxy is solicited by the Board of Directors of National Health Realty, Inc., (the "Company") to be voted at the Annual Meeting of the Stockholders (the "Meeting") to be held on Monday, April 26, 1999, commencing at 5:30 p.m. C.D.T. and at any adjournments of the Meeting. The Meeting will be held at the City Center, 14th Floor, Murfreesboro, Tennessee. It is anticipated that this proxy material will be mailed on or about March 1, 1999, to all stockholders of record on January 29, 1999.

     A copy of the Annual Report of the Company for the year ended December 31, 1998, including financial statements, is enclosed herewith. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE DIRECTED TO RICHARD F. LaROCHE, JR., SHAREHOLDER RELATIONS-SUITE 600, 100 VINE STREET, MURFREESBORO, TENNESSEE 37130.

     A stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy is present at the Meeting and elects to vote in person. If the proxy is neither revoked nor suspended, it will be voted by those therein named.

Votes Required

     Shares of common stock represented in person or by proxy at the Meeting (including shares which abstain or do not vote with respect to one or more of the matters presented at the Meeting) will be tabulated by the Company's Secretary who will determine whether or not a quorum is present. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular matter, but will not be counted as votes in favor of such matter. Accordingly, an abstention from voting on Proposals I and II will have the same legal effect as a vote "against" the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such vote differently. If a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Accordingly, a "broker non-vote" may effect establishment of a quorum, but, once a quorum is established, will have no effect on the voting on such matter.

     A majority of the issued and outstanding shares of common stock entitled to vote constitutes a quorum at the Meeting. The affirmative vote of the holders of a majority of the votes cast at the Meeting is required for the election of directors, while the ratification of the appointment of the Company's independent accountants requires the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock.

         VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The Board of Directors has fixed the close of business on January 29, 1999 as the record date. The outstanding voting securities of the Company as of December 31, 1998, consisted of 9,447,693 shares of common stock, par value $.01 per share ("Common Stock"). Stockholders of record as of the record date are entitled to notice of and to vote at the Meeting or any adjournments thereof. Each holder of the shares of Common Stock is entitled to one vote per share on all matters properly brought before the Meeting. Stockholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.

     The following information is based upon filings made by the entities identified below with the Securities and Exchange Commission. Except as set forth below, on December 31, 1998 no person was known to the Company to own beneficially more than 5% of the outstanding Common Stock:

                               Shares Beneficially        Percent of
Name and Address                Owned on 12/31/98      Shares on 12/31/98
--------------------------------------------------------------------------
National Health Corporation      1,238,924 <F1>             13.1%
P. O. Box 1398
Murfreesboro, TN 37133

W. Andrew Adams                  1,067,064 <F1>             11.3%
100 Vine Street
Murfreesboro, TN 37130

The Nicholas Fund, Inc.          1,176,342 <F2>             12.4%
and Albert O. Nicholas
700 North Water Street
Milwaukee, WI 53202

T. Rowe Price Assoc., Inc. and   1,169,563 <F3>             12.4%
T. Rowe Price Small-Cap V.Fund
P. O. Box 17218
Baltimore, MA 21297-7218
----------------------------------

<F1> Included as shares beneficially owned are units of limited partnership interest in NHR/OP, L.P., the Company's operating subsidiary. Although these units cannot vote, they may be exchanged for shares of the Company's common stock. This exchange has income tax consequences to the holder, but not the Company.

<F2> These securities are owned by an individual investor and by various mutual funds. For purposes of the reporting requirements of the Securities Exchange Act of 1934, The Nicholas Fund is deemed to be a beneficial owner of such securities; however, The Nicholas Fund expressly disclaims that it is, in fact, the beneficial owner of such securities.

<F3> These securities are owned by various individual and
institutional investors [T. Rowe Price Associates, Inc. owns 619,563 shares and T. Rowe Price Small-Cap Value Fund, Inc. owns 550,000 shares] which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

                            PROPOSAL I

                      ELECTION OF DIRECTORS

     Pursuant to the Company's Articles of Incorporation, the directors have been divided into three groups. At the April 26, 1999 Meeting, two directors will be elected to hold office each for a term of three years or until their successor has been duly elected and qualified.

     The nominees for election to the positions of director to be voted upon at the Meeting are Ernest G. Burgess, III and W. Andrew Adams, currently directors of the Company. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Mr. Burgess and Mr. Adams to hold office as directors, each for terms of three years or until their successor has been duly elected and qualified.

     If a nominee becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person as may be determined by the holders of such proxies.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES.

     The following information relates to the nominees for election as directors of the Company and the other persons whose terms as directors continue after the Meeting, as well as officers and directors of the Company as a group:

                                                       Common         Percent
                                                       Stock            of
                                         Expiration  Beneficially     Shares
                                         of term as    Owned at     Outstanding
Name                      Age  Position  Director    12/31/98<F1>    12/31/98
-------------------------------------------------------------------------------
Ernest G. Burgess, III    58   Director    1999        184,320          1.9%
W. Andrew Adams           53   Director &
                               President   1999      1,067,064         11.3%
Olin O. Williams          68   Director    2000        108,645          1.1%
Robert G. Adams           52   Director &
                               Sr. V.P.    2000        440,592          4.7%
J. K. Twilla              72   Director    2001         78,392             *
Richard F. LaRoche, Jr.   53   Secretary &
                               Sr. V.P.                378,341          4.0%

All Directors and Executive Officers
   as a group (6 people)                             2,257,354         23.9%
--------------------------
*Less than 1%

<F1> Except as otherwise noted, all shares are owned beneficially with sole voting and investment power. Included in the amounts above are 5,000 shares to Mr. Burgess, 5,000 shares to Dr. Williams, and 10,000 shares to Dr. Twilla, of which all may be acquired upon the exercise of stock options granted under the Company's 1997 Stock Option Plan or pursuant to the National HealthCare Corporation (NHC) 1994 Unit Option Plan (Dr. Twilla only).

     Ernest G. Burgess, III is a retired Senior Vice President of
NHC. He has a M.S. degree from the University of Tennessee. He also serves on the Board of National HealthCare Corporation.

     Drs. J. K. Twilla and Olin O. Williams have been physicians in private practice in Tennessee for more than 25 years each and are now retired. Dr. Williams is now serving on the Board of the Bank of Murfreesboro, headquartered in Murfreesboro, Tennessee. Both serve on the Board of National HealthCare Corporation.

     W. Andrew Adams is the President and a director of the Company and has been the Chief Executive Officer of NHC since 1981, and on its Board since 1974. Mr. Adams currently serves on the Multi-facility Committee of the American Health Care Association. He has an MBA degree from Middle Tennessee State University. Mr. Adams serves on the Board of Trust of David Lipscomb University, Nashville, Tennessee, is President and on the Board of Directors of National Health Investors, Inc. and serves on the Board of Directors of SunTrust Bank, Nashville.

     Robert G. Adams is Senior Vice President and a director of the Company and also serves in those positions for NHC. Mr.
Adams has a B.S. Degree from Middle Tennessee State University.
He is Chief Operating Officer for NHC.

     Richard F. LaRoche, Jr. is Senior Vice President and Secretary of the Company and has also served in those positions for NHC since 1974 and as General Counsel since 1971. Mr. LaRoche has a law degree from Vanderbilt University and an A.B. degree from Dartmouth College. His responsibilities include legal affairs, acquisitions, and finance. He also serves as a director and Vice President and Secretary of National Health Investors, Inc.

Board of Directors and Committees of the Board

     The Board of Directors held 4 meetings during 1998. All directors were present at the meetings of the Board and of committees on which they served. The Board as a whole serves as the Audit Committee, and the Compensation Committee is comprised of non-employee directors (Mr. Burgess, Dr. Twilla and Dr. Williams).

     The Audit Committee, which met one time in 1998, selects the Company's independent accountants, fixes the compensation to be paid to such accountants, reports to the Board with respect to the scope of audit procedures, and determines compliance as to the company's policies and procedures.

     The Compensation Committee did not meet in 1998 since it currently has no responsibilities. The Company contracts with NHC to act as its Investment Advisor, one responsibility of which is to employ and compensate all officers and employees.

        COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
                     AND CERTAIN TRANSACTIONS
Cash Compensation

     Directors not affiliated with NHC, the Company's Investment Advisor, receive compensation for their Board service in the amount of $2,500 per meeting attended. The Company reimburses all directors for travel expenses incurred in connection with their duties as directors of the Company.

     The Company's executive officers (Mr. Andy Adams, Mr. Robert Adams and Mr. LaRoche) are also employees of NHC. Their compensation is determined solely by NHC, which allocates a portion of their annual performance bonus to the Company.
Payment of the allocated amount by the Company is credited against the Advisory fee paid NHC. Neither Messrs. Adams nor Mr. LaRoche have yet been allocated any performance bonus for 1998. The Company paid no other perquisites or bonuses to its executive officers. Because NHC sets the salaries of the Company's three executive officers, the Company's Compensation Committee does not issue a Compensation Committee Report for its proxy statements.

Director and Officer Options

     The 1997 Stock Option Plan provides for an automatic grant to each non-NHC affiliated director of an option to purchase
5,000 shares of Common Stock on the date of the Annual
Stockholder's Meeting at the then fair market value.

     The plan permits options to be exercised for cash or by surrender of shares of Common Stock of the Company valued at the then fair market value. Unless otherwise specifically provided in the option agreement, no option or SAR shall be transferable other than by will, family gift, or the laws of descent and distribution. All shares which may be issued under either plan and the exercise prices for outstanding options are subject to adjustment in the event that the number of outstanding shares of Common Stock will be changed by reason of stock splits, stock dividends, reclassifications or recapitalizations. In addition, upon a merger or consolidation involving the Company, participants are entitled to shares in the surviving corporation.


     Pursuant to the automatic grant provisions of the plan, the three non-NHC affiliated directors have each received options to purchase shares at $18.875 on January 5, 1998. The outside directors have not exercised any of the 1998 grants. There are currently 461,802 shares available to grant under the 1997 Plan.

     Table A and B below set forth information regarding options which are outstanding, granted or exercised under the 1997 Stock Option Plan as of December 31, 1998, for the Company's three executive officers. Table C sets forth information regarding options outstanding and exercised during 1998 for the executive officers, all non-NHC affiliated directors and all other NHC employees as a group. The Company has not granted any SARs, and no options have been granted to the executive officers.

                             TABLE A
           Option/SAR Grants in Last Fiscal Year [12-31-98]
                                                  Potential Realizable Value
                                                  at Assumed Rates of Stock
                                                  Price Appreciation
                    Individual Grants             for Option Term
----------------------------------------------------------------------------
                                 Percent of
                                 Total
                    Number of    Options/
                    Securities   SARS
                    underlying   Granted
                    Option/      to          Exercise
                    SARS         Employees   of Base    Expir-
                    Granted      in Fiscal   Price      ation
                    (#)          Year        ($/Sh)     Date    5%(%)   10%($)
------------------------------------------------------------------------------
W. Andrew Adams       -0-          -0-        -0-         -
Robert G. Adams       -0-          -0-        -0-         -
Richard F. LaRoche
   Jr.                -0-          -0-        -0-         -


                               TABLE B
          Aggregated Option/SAR Exercises in Last Fiscal Year
                    and FY-End Option/SAR Values
                                                  Number of
                                                  Securities     Value of
                                                  Underlying     Unexercised
                                                  Unexercised    in-the-
                                                  Options/       Money
                                                  SARS at        Options/
                                                  Fiscal Year-   SARs at
                         Shares         Value     End            Fiscal Year-
                         Acquired on    Realized  (#)            End($)
Name                     Exercise(#)    ($)       Exercisable    Exercisable
-----------------------------------------------------------------------------
W. Andrew Adams          -0-                      -0-            -0-
Robert G. Adams          -0-                      -0-            -0-
Richard F. LaRoche, Jr.  -0-                      -0-            -0-

                                   TABLE C
                         Shares
                         Under     Expir-    Options      Remaining   Exercise
Name of Participant      Option:   ation     Exercised:   Options     Price
                         1998                1998
------------------------------------------------------------------------------
W. Andrew Adams            -0-                              -0-

Richard F. LaRoche,        -0-                              -0-
     Jr.
Robert G. Adams            -0-                              -0-

All Executive              -0-                              -0-
     Officers

All Non-NHC               5,000*   3/15/00     -0-          5,000     $ 8.308
 Affiliated              15,000    1/5/03      -0-         15,000     $18.875
 Directors (3)

All Other NHC             -0-                               -0-
Employees (11)
----------------------------
* One director has a 5,000 share option held over from the NHC Unit Option Plan.
NHC was the creator of NHR and divested itself of ownership of NHR on 12/31/97.

     The Company's grant or issuance of an incentive stock option under the 1997 Option Plan has no federal income tax consequences to either the Company or the optionee. Nor do any federal income tax consequences occur to either the Company or the Key NHC Employee optionee upon the optionee's exercise of his or her incentive stock option and purchase of Common Stock up to $100,000 per year, except that the difference between the fair market value of the stock purchased pursuant to the exercise of the option and the amounts paid upon the option's exercise (the "Spread") would be included in the optionee's alternative minimum taxable income for alternative minimum tax purposes. For options purchased in excess of the $100,000 limit, or for options granted to non NHC affiliated directors, or which are not held for the time discussed in the next paragraph, the Spread is taxable as ordinary income to the Key Employee and deductible by the Company at the time of exercise.

     If the optionee holds the stock purchased upon the exercise of the option for the requisite period under the Internal Revenue Code, then upon the optionee's disposition of the stock he or she will recognize capital gain (or loss) for federal income tax purposes on the amount of the Spread. The Company would not be entitled to a deduction upon such a disposition. To be entitled to such capital gains treatment the optionee must not dispose of the underlying stock within two (2) years after the date the option is granted or one (1) year after the option is exercised.

     If the optionee disposes of the stock prior to such time, then the optionee will recognize ordinary income in an amount equal to the lesser of (i) the difference between the sales proceeds and the optionee's cost, and (ii) the difference between the fair market value of the stock on the date of exercise and the optionee's cost. The balance of the gain on a premature disposition of the stock, if any, will be capital gain for federal income tax purposes. Such a premature disposition will entitle the Company to a deduction equal to the amount of ordinary income recognized by the optionee.

Section 16(a) Disclosure Compliance

     Section 16(a) of the Securities and Exchange Act of 1934 as amended requires officers, directors, and persons who own more than 10% of the Company's equity securities to file statements of changes in beneficial ownership (Forms 4 or 5) with the Securities and Exchange Commission (the SEC) and the New York Stock Exchange. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms they file.

     To the Company's knowledge, based solely on the review of the copies of such forms received by it, the Company believes that during 1998 all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with and were timely filed.

Investment Advisor

     The Company has entered into an Advisory, Administrative
Services and Facilities Agreement (the "Advisory Agreement") with
NHC as Advisor under which NHC will provide management and advisory services during the term of the Advisory Agreement.

     Under the terms of the Advisory Agreement, NHC, as Advisor, agrees to use its best efforts:

     a) To present to the Company a continuing and suitable investment program consistent with the investment policy of the Company as adopted by the directors from time to time;

     b) To manage the day-to-day affairs and operations of the Company, including the employment of and compensation to all personnel; and

     c) To provide administrative services and facilities appropriate for such management.

     In performing its obligations under the Agreement, the Advisor is subject to the supervision of and policies established by the Company's Board of Directors.

     The Advisory Agreement is in effect through December 31,
2003 and thereafter continues on a year to year term, but can be terminated by either party without cause on 90 days notice on or after January 1, 2000.

     For its services under the Advisory Agreement, the Advisor is entitled to the greater of i) two percent (2%) of the Company's consolidated gross revenues calculated according to generally accepted accounting principles, or ii) the actual expenses incurred by the Advisor as outlined in the Advisory, Administrative Services and Facilities Agreement. The Advisor's compensation is payable in monthly installments on the last day of each month, adjusted annually upon completion of audit. $471,000 was earned in 1998 and all payments are current. Salaries paid by the Company to its executive officers are credited against these installments.

Comparison of Cumulative Total Return

     Since the Company's creation on December 31, 1997, the Company's cumulative total return as compared with the S & P 500 Index and all other publicly traded real estate investment companies (NAREIT Hybrid) is as shown in the graph on the last page of this proxy statement.

                          PROPOSAL II

                RATIFICATION OF APPOINTMENT OF AND
         RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Company has selected Arthur Andersen LLP as its independent auditors for fiscal year ending December 31, 1999.
Although a stockholder vote is not required, the Board would like the approval of stockholders for this appointment. Arthur
Andersen LLP audited the Company's financial statements for the year ended December 31, 1998.

     If the stockholders do not ratify the selection of Arthur Andersen LLP, the selection of independent accountants will be reconsidered by the Board of Directors, although the Board of Directors would not be required to select different independent accountants for the Company. The Board of Directors retains the power to select another firm as independent accountants for the Company to replace the firm whose selection was ratified by the Company's stockholders in the event the Board of Directors determines that the best interest of the Company warrants a change of its independent accountants.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from stockholders at the Annual Meeting.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                       "FOR" PROPOSAL II.

                     STOCKHOLDER PROPOSALS

     October 1, 1999, is the date by which proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                     EXPENSES OF SOLICITATION

     The total cost of this solicitation will be borne by the Company. In addition to use of the mail, proxies may be solicited by directors and officers of the Company personally and by telephone, telegraph, or facsimile transmission.

                         OTHER MATTERS

     The Board of Directors knows of no other business to be presented at the Meeting, but if other matters do properly come before the Meeting, it is intended that the persons named in the proxy will vote on such matters in accordance with their best judgment.

                         s/Richard F. LaRoche, Jr.
                         Richard F. LaRoche, Jr., Secretary
March 1, 1999
Murfreesboro, Tennessee



COMPARISON OF CUMULATIVE TOTAL RETURN*


                       1997       1998
----------------------------------------
NHR                     100        76.8

S & P 500               100       128.6

NAREIT                  100        66


*Assumes $100 inv. 12/31/97 in NHR, S & P 500, and NAREIT Hybrid